                                                                    EXHIBIT 24.1





                                POWER OF ATTORNEY

                                                                    Exhibit 24.1
                     LEASE EQUITY APPRECIATION FUND II, L.P.
                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Crit S. DeMent and Miles Herman, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the public offering of limited partnership interests of Lease Equity Appreciation Fund II, L.P. and any and all amendments (including both pre-effective and post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, June lawfully do or cause to be done by virtue hereof.

LEAF FINANCIAL CORPORATION

SIGNATURE                                      TITLE                                         DATE

/s/ Crit S. DeMent                             Chairman of Board of Directors                September 7, 2004
_________________________________________      and Chief Executive Officer
Crit S. DeMent


/s/ Miles Herman                               President, Chief Operating Officer,           September 7, 2004
_________________________________________      and Director
Miles Herman


/s/ Jonathan Z. Cohen                          Director                                      September 7, 2004
_________________________________________
Jonathan Z. Cohen


/s/ David H. English                           Executive Vice President                      September 7, 2004
_________________________________________
David H. English


/s/ Nicholas Capparelli                        Vice President - Sales                        September 7, 2004
_________________________________________
Nicholas Capparelli


/s/ Robert K. Moskovitz                        Chief Financial Officer                       September 7, 2004
_________________________________________      (Chief Accounting Officer)
Robert K. Moskovitz


/s/ Matthew E. Goldenberg                      Vice President - Finance and                  September 7, 2004
_________________________________________      Treasurer
Matthew E. Goldenberg


                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112
                            Telephone (405) 942-3501
                               Fax (405) 942-3527



ELECTRONIC FILING


Mr. Edward M. Kelly United States
Securities and
    Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

       RE:    Lease Equity Appreciation Fund II, L.P. (the "Fund")
              Pre-Effective Amendment No. 1 to Form S-1 filed September 7, 2004 SEC File No. 333-116595
              ------------------------------------------------------------------

Dear Mr. Kelly:

         Enclosed for filing is Pre-Effective Amendment No. 1 to the Registration Statement filed on June 17, 2004 for the above-referenced Fund. On behalf of the Fund, this letter also responds to your comment letter dated July 19, 2004 concerning the above-referenced filing. For your convenience, we first restate your comment in italics and then provide our response.

         Please note that since the filing of the Registration Statement the former General Partner of the Fund, LEAF Asset Management, Inc. has been merged with its parent company LEAF Financial Corporation, and LEAF Financial Corporation will be the new General Partner of the Fund. In this regard, we have made conforming changes throughout the prospectus, including the "Management" section. For example, we have deleted the financial statements for LEAF Asset Management, Inc. from the prospectus and added financial statements for LEAF Financial Corporation to the prospectus.

         Also, we have made other revisions to the Registration Statement, which include changes requested by certain state securities authorities, updates and new subscription documents. We have also included the underwriting agreements with Bryan Funding, Inc. in the Exhibits to the Registration Statement.

         Finally, we will provide you with three courtesy copies of Pre-Effective Amendment No. 1 to the Registration Statement by separate correspondence, which have been marked to show the revisions from the original Registration Statement.

General
-------
1. Disclose whether you have identified any potential investments or transactions since filing the registration statement.

 To date, the Fund has not identified any potential investments or transactions.

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 2


Prospectus' Outside Front Cover Page
------------------------------------

2. The most material risk would appear to be that only one of your prior programs has returned over one per cent a year and that one returned less than two per cent. Revise.

              As explained below and in the "Other Programs Managed by our General Partner or its Affiliates" section of the prospectus, the General Partner does not believe that the results of its prior equipment leasing programs are a material risk to investors in the Fund. Before LEAF Financial, the General Partner, was acquired by Resource America, it had sponsored eight public equipment leasing programs between 1984 and 1990. At the time Resource America acquired LEAF Financial, three of the eight programs were in liquidation. Following LEAF Financial's acquisition and after new senior management was installed in LEAF Financial by Resource America, the remaining programs began liquidation. All of the eight programs have now been liquidated or are completing the liquidation process. Although certain information concerning these prior programs is provided in Appendix B to the prospectus, the General Partner believes that these prior programs are not comparable to the Fund because of the following:

              o     the change in management;

              o the prior programs engaged in the direct lease of computer and computer peripheral equipment to large corporations;

              o     the prior programs did not use leverage; and

              o the prior programs began between 1984 and 1990, when markets, leasing strategies, interest rates, equipment, etc. were different than they are now.

              On the other hand, the Fund anticipates that its asset base will encompass a broader range of equipment and that it will use vendor and other third-party marketing channels in addition to direct leasing. Also, the Fund will focus on the small to mid-size business market and the Fund anticipates using extensive leverage. In the view of the General Partner, the change in management means that the prior programs, as a practical matter, were sponsored and operated by an unrelated third-party. As explained above, the investment, marketing and financing strategies of the prior programs (which covers almost all of their prior business operations) were different from those the Fund anticipates using.

              Finally, those prior programs were acquired (as part of Resource America's acquisition of the General Partner) at the end of their operating stage when there was little the General Partner's new senior management team could do to enhance the investment and acquisition strategies of the prior programs. Thus, the General Partner believes that stating the results of those prior programs as a risk factor in the Prospectus would give effect to form over substance, merely because the same "legal" entity (i.e. LEAF Financial), but not the same senior management team currently in place, sponsored the prior programs. As a result of the significant change in the General Partner's senior management team and the investment, marketing and financing strategies of the Fund, the Fund believes that the results of the old prior programs have no prognostic relationship to the potential failure or success of the current Fund, and do not warrant a risk factor in the Prospectus. The Fund further believes, based on the foregoing, that such a risk factor would give potential investors a misleading perception of the Fund's ability to achieve

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 3

              its investment objectives. Instead, the Fund has amended the prospectus in Pre-Effective Amendment No. 1 at the section entitled "Other Programs Managed by our General Partner or its Affiliates" to provide as follows in the second full paragraph:

                  "In addition, before our general partner was acquired by Resource America, it had sponsored eight public equipment leasing programs between 1984 and 1990. At the time Resource America acquired our general partner, three of the eight programs were in liquidation. Following our general partner's acquisition and under new management installed by Resource America, the remaining programs began liquidation. All of the eight programs have now been liquidated or are completing the liquidation process. Although we provide certain information concerning these prior programs of our general partner in Appendix B to this prospectus, we believe that the prior programs are not comparable to us because of the following:

                  o     the change in management;

                  o the prior programs engaged in the direct lease of computer and computer peripheral equipment to large corporations;

                  o     the prior programs did not use leverage; and

                  o the prior programs began between 1984 and 1990 when markets, leasing strategies, interest rates, equipment, etc. were different than they are now."

                  On the other hand, we anticipate that our asset base will encompass a broader range of equipment and that we will use vendor and other third-party marketing channels rather than direct leasing. Also, we will focus on the small to mid-size business market and we anticipate using extensive leverage. For more complete information concerning acquisitions of equipment by these programs, you should review Appendix B to this prospectus.

               Also, please see the Fund's revisions in the introductory paragraphs to Tables IV and V in Appendix B to the prospectus, which reiterate our general partner's belief on this point.

Investor Suitability and Forecasts, Page 2
------------------------------------------

3. Move these sections so that they follow the summary and risk factors sections. See Items 502 and 503(c) of Regulation S-K.

              In Pre-Effective Amendment No. 1, the section entitled "Investor Suitability" has been moved so that it follows the section entitled "Plan of Distribution" and precedes the section entitled "The Offering." Also, the section entitled "Forecasts" has been moved so that it follows the section entitled "Experts" and precedes the section entitled "Where You Can Find More Information."

Summary, page 4
---------------

4. Summary risk factors should build on, not simply repeat, the risks on the prospectus' outside front cover page. Revise.

              The "Risk Factors" section in "Summary of the Offering" in the prospectus has been revised in Pre-Effective Amendment No. 1 so that the risk factors set forth in that section build on, and do

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 4

              not simply repeat, the risks on the prospectus' outside front cover page, keeping in mind that these risk factors are still in the summary, and are not in the more detailed "Risk Factors" section of the prospectus.

Risk Factors, page 9
--------------------

5. The risk factors should be in the same order as on the prospectus' outside front cover page for risks material enough to list on the prospectus' outside front cover page. Revise.

              The risk factors in the "Risk Factors" section in Pre-Effective Amendment No. 1 have been revised to be in the same order as on the prospectus' outside front cover page. In this regard, we have deleted the previous breakout of the risk factors between "Partnership Risks", "Risks Inherent in Our Business" and "Tax Risks to Limited Partners," because using these former categories of risk factors would be confusing after re-ordering the Risk Factors to comply with your comment, as we have done, since the Risk Factors in each of these three categories are now intermingled in Pre-Effective Amendment No. 1.

6. Some risk factors' captions or headings state merely a fact or describe an event that may occur in the future or are too vague to describe adequately the risk that follows. For example, refer to the first, second, fourth, fifth, twelfth, thirteenth, twentieth, twenty-first, twenty-fifth, twenty-seventh, twenty-ninth, and thirty-eighth risk factors. State succinctly the risk that flows from the factor or uncertainty.

              Pursuant to your comment, we have revised the following captions in the risk factors in Pre-Effective Amendment No. 1, which also have been re-ordered in accordance with your Comment No. 8.

              o the first which was "WE HAVE NO OPERATING HISTORY," is now the eleventh, "OUR LACK OF OPERATING HISTORY DECREASES YOUR ABILITY TO EVALUATE YOUR INVESTMENT";

              o the second which was "RETURN OF CAPITAL," is still the second, "NO GUARANTEE OF RETURN OF YOUR INVESTMENT OR RATE OF RETURN ON YOUR INVESTMENT";

              o the fourth which was "YOU SHOULD NOT ASSUME THAT WE WILL GENERATE SUFFICIENT CASH FOR REINVESTMENT DURING THE REINVESTMENT PERIOD," is now the twelfth, "WE MAY NOT GENERATE SUFFICIENT CASH FOR REINVESTMENT DURING THE REINVESTMENT PERIOD";

              o the fifth which was "WE CANNOT PREDICT WHETHER WE WILL BE ABLE TO PAY CASH DISTRIBUTIONS," is now the thirteenth, "YOU MAY NOT RECEIVE CASH DISTRIBUTIONS FROM THIS INVESTMENT IN AN AMOUNT SUFFICIENT TO RETURN YOUR INVESTMENT TO YOU OR PROVIDE A RETURN ON YOUR INVESTMENT AND THE INTENDED CASH DISTRIBUTIONS MAY BE REDUCED OR DELAYED";

              o the twelfth which was "WE HAVE NOT RETAINED SEPARATE COUNSEL OR OTHER PROFESSIONALS," is now the twenty-third, "LACK OF INDEPENDENT COUNSEL OR INDEPENDENT UNDERWRITER MAY REDUCE THE DUE DILIGENCE REVIEW OF US AND OUR GENERAL PARTNER";

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 5

              o the thirteenth which was "WE CANNOT ALLOCATE DISTRIBUTIONS BETWEEN OPERATIONS AND SALES OR REFINANCING IN THE PRIOR PROGRAMS SPONSORED BY OUR GENERAL PARTNER'S AFFILIATE," is now the twenty-fourth, "YOUR ABILITY TO EVALUATE THE RESULTS OF CERTAIN PRIOR PROGRAMS SPONSORED BY OUR GENERAL PARTNER IS LIMITED, BECAUSE THE CASH DISTRIBUTIONS IN THOSE PROGRAMS CANNOT BE ALLOCATED BETWEEN PROCEEDS FROM OPERATIONS AND PROCEEDS FROM SALES OR REFINANCINGS";

              o the twentieth which was, "IF WE RAISE ONLY THE MINIMUM OFFERING AMOUNT, WE MAY NOT BE ABLE TO DIVERSIFY OUR INVESTMENTS," is now the seventeenth, "SPREADING THE RISKS OF EQUIPMENT LEASING BY DIVERSIFYING OUR INVESTMENTS WILL BE REDUCED IF WE RAISE ONLY THE MINIMUM OFFERING AMOUNT";

              o the twenty-first which was "WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE EQUIPMENT LEASING BUSINESS," is now the eighteenth, "COMPETITION FROM OTHER EQUIPMENT LESSORS COULD DELAY INVESTMENT OF OUR CAPITAL, REDUCE THE CREDITWORTHINESS OF POTENTIAL LESSEES OR BORROWERS TO WHICH WE HAVE ACCESS, OR DECREASE OUR YIELDS";

              o the twenty-fifth which was "WE MAY BE UNABLE TO OBTAIN INSURANCE FOR CERTAIN TYPES OF LOSSES," is now the twenty-second, " OUR INABILITY TO OBTAIN INSURANCE FOR CERTAIN TYPES OF LOSSES MEANS WE MUST BEAR THE COST OF ANY LOSSES FROM THE NON-INSURABLE RISKS";

              o the twenty-seventh which was "INVESTMENTS IN JOINT VENTURES MAY BE SUBJECT TO RISKS THAT OUR CO-VENTURER MAY HAVE DIFFERENT BUSINESS OBJECTIVES THAN OURS," is now the twenty-eighth, "PARTICIPATION WITH THIRD-PARTIES IN JOINT VENTURES MAY REQUIRE US TO PAY ADDITIONAL COSTS OR INCUR LOSSES BECAUSE OF ACTIONS TAKEN BY THE THIRD-PARTIES";

              o the twenty-ninth which was "WE WILL NOT OBTAIN A RULING FROM THE IRS AS TO OUR CLASSIFICATION AS A PARTNERSHIP OR AS TO ANY OTHER FEDERAL TAX CONSEQUENCE OF AN INVESTMENT IN US," is now the thirtieth, "OUR LACK OF AN ADVANCE RULING FROM THE IRS AS TO OUR CLASSIFICATION AS A PARTNERSHIP OR AS TO ANY OTHER FEDERAL TAX CONSEQUENCE OF AN INVESTMENT IN US MAY RESULT IN UNFORESEEN TAX CONSEQUENCES AND INCREASED TAX LIABILITY"; and

              o the thirty-eighth which was "OUR ASSETS MAY BE PLAN ASSETS FOR ERISA PURPOSES," has been deleted as set forth in our response to Comment 8 below.

7. The thirty-first risk factor includes language that "there is no assurance." Since the risk is the situation described and not your inability to assure, revise.

              This risk factor, which is now the thirty-second risk factor, has been revised in Pre-Effective Amendment No. 1 to delete the phrase "there is no assurance." This deletion clarifies that the situation described in the risk factor is the risk.

8. Refer to the thirty-eighth risk factor. Since the general partner intends to monitor the issuance of units to comply with the exemption, it is unclear why this is a risk factor. Revise or advise.

             This risk factor has been deleted in Pre-Effective Amendment No. 1.

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 6

Use of Proceeds, page 17
------------------------

9. Delete the columns giving the percentage of proceeds and total assets, and add the one column giving the dollar amounts. Revise the numbers so that they are accurate.

              The inclusion of columns setting forth the percentage of proceeds and total assets in the table is required by Item 3.B. of Industry Guide 5 for the offering proceeds and is optional for total assets. In order to clarify the tables, however, in Pre-Effective Amendment No. 1 we have added footnotes which explain how the percentages in the columns were calculated. Also, the General Partner has confirmed that the numbers in the table as set forth in Pre-Effective Amendment No. 1 are correct.

10. File all sales material before its use for our review. We remind you that this obligation does not end upon the registration statement's effectiveness. See Item 19 of Industry Guide 5.

              All sales literature will be filed for your review before its use. The Fund acknowledges that this obligation does not end with the Registration Statement's effectiveness.

Legal Matters, page 70
----------------------

11. Give the address of counsel. See paragraph 23 of Schedule A to the Securities Act.

              The address of counsel has been inserted in Pre-Effective Amendment No. 1.

Table III
---------

12. Complete the table, and include a table for every year of LEAF I's operations.

              In Pre-Effective Amendment No. 1, the General Partner has completed Table III and added a column for 2004 in Table III which now covers every year of LEAF I's operations to June 30, 2004. The introduction to the table also explains that LEAF I did not conduct any operations in 2002 because it did not achieve its minimum required offering proceeds until 2003. Therefore, there is no table or column for 2002.

Undertakings, page II-2
-----------------------

13. Include the undertaking specified by Item 20.B. of Industry Guide 5. Further, provide all the undertakings specified by Item 20.D of Industry Guide 5.

              We have amended the "Undertakings" section of the Registration Statement in Pre-Effective Amendment No. 1 to include the following undertaking from Item 20.B of Industry Guide 5:

                  "The undersigned registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed."

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 7


              Industry Guide 5 originally was written for real estate programs. With respect to the first undertaking specified by Item 20.D1, we believe that, as written it is not appropriate for the Fund in view of the differences between the investments made by a real estate program and those made by an equipment leasing program. This first undertaking specified by Item 20.D requires the filing of a sticker supplement "describing each property...at such time as there arises a reasonable probability that such property will be acquired." In a real estate program, where the registrant usually buys a relatively few number of properties, each property constitutes a significant portion of the partnership's assets, making individual disclosure of each property acquisition necessary. In an equipment leasing program such as the Fund, however, numerous pieces of equipment will be acquired, with no one item expected by the General Partner to constitute a material portion of the Fund's assets. Thus, to file a supplement for each piece of equipment acquired by the Fund would be impractical.

              Instead, the undertaking in the Registration Statement provides that the Fund promptly will file a sticker supplement with respect to its lease transactions which have not previously been disclosed if those transactions, in the aggregate, exceed 10% of the offering proceeds received by the Fund to that date. We believe that the underlying policy of the undertaking on this point specified by Item 20.D is to require supplements with respect to material commitments of assets. Therefore, it is the General Partner's position that the current undertaking complies with the spirit of the undertaking specified in Item 20.D of Industry Guide 5 for updated disclosures of material acquisitions of properties in real estate programs by requiring the Fund to provide updated disclosures of material acquisitions of its lease investments, in the aggregate, taking into account the fact that the Fund is an equipment leasing program. We note that the current undertaking set forth in the Registration Statement, which is described above, is consistent with the undertaking provided by other equipment leasing programs. See Icon Income Fund Ten LLC filed on February 25, 2004, registration no. 333-103503 and Altel Capital Equipment Fund IX, LC filed on October 31, 2002, registration no. 333-47196.

              Also, in Pre-Effective Amendment No. 1 we have amended the "Undertakings" section to include the following undertaking specified by Item 20.D of Industry Guide 5:

                  "The undersigned registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Limited Partners at least once each quarter after the distribution period of the offering has ended.

------------------------
1 The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Limited Partners. Each sticker supplement should disclose all compensation and fees received by the General Partner(s) and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

KUNZMAN & BOLLINGER, INC.

Mr. Edward M. Kelly
United States Securities and
    Exchange Commission
September 7, 2004
Page 8

                  Note Offers and sales of the interests may continue after the filing of a post-effective amendment containing information previously disclosed in sticker supplements to the prospectus, as long as the information disclosed in a current sticker supplement accompanying the prospectus is as complete as the information contained in the most recently filed post-effective amendment"

         Please contact the undersigned or Wallace W. Kunzman, Jr. if you have any questions or comments concerning this response.

                                                  Very truly yours,

                                                  KUNZMAN & BOLLINGER, INC.

                                                  /s/ Gerald A. Bollinger

                                                  Gerald A. Bollinger

Enclosures

cc:      Mr. Crit DeMent
         Mr. Robert Moskovitz
         Mr. Darshan Patel
         Mr. Scott Smith